Exhibit 10.5

LEASE AGREEMENT WITH OPTION TO PURCHASE

BETWEEN

PHILLIPS 66 COMPANY
AS LESSOR

AND

PHILLIPS 66 SWEENY FRAC LLC
AS LESSEE
DATED AS OF

March 1, 2016

LEASE

i

7.2	Failure to Obtain Insurance	14
7.3	Lessee’s Right to Self-Insure	14
7.4	Insurance Requirements	14
ARTICLE VIII - INDEMNITIES		15
8.1	Release and Indemnification by Lessee	15
8.2	Release and Indemnification by Lessor	15
8.3	Application of Indemnities	15
8.4	Extension of Releases and Indemnities	16
8.5	Limitation on Indemnities For Personal Injury/Death	16
8.6	Disclaimer of Consequential Damages	16
8.7	Survival	16
ARTICLE IX - PROPERTY TAXES		16
9.1	Payment of Property Taxes	16
9.2	Joint Assessment	17
9.3	Contesting Real Property Tax	17
9.4	Other Taxes	18
ARTICLE X - ASSIGNMENT		18
10.1	Assignment or Subletting	18
10.2	Assignment to an Affiliate or Sale to a Third Party	18
10.3	Covenants Running With The Land	19
ARTICLE XI - DEFAULT		19
11.1	Defaults	19
11.2	Remedies	20
ARTICLE XII - CONDEMNATION		20
12.1	Condemnation in Whole	20
12.2	Condemnation in Part	20
12.3	Application of Condemnation Proceedings	20
12.4	Notice of Condemnation	20
ARTICLE XIII - ENVIRONMENTAL		21
13.1	Release Reporting and Corrective Action	21
13.2	Daily Operations	21
ARTICLE XIV - FORCE MAJEURE		21
14.1	Excused Performance	22
14.2	Burden of Proof	22
ARTICLE XV - NOTICES		22
15.1	Methods of Notice	22
15.2	Notice Addresses	22
15.3	Change of Address	23
ARTICLE XVI - GENERAL PROVISIONS		23
16.1	Estoppel Certificate	23
16.2	Severability	23
16.3	Captions	23
16.4	Amendments	23
16.5	Waivers	23
16.6	Recording	23
16.7	Holding Over	24

ii

16.8	Cumulative Remedies	24
16.9	Binding Effect; Choice of Law	24
16.10	Subordination	24
16.11	Signs and Fences	24
16.12	No Broker	24
16.13	Records and Audit	24
16.14	Counterparts	25
16.15	Confidentiality	25
16.16	Further Assurances	25
16.17	Survival	25
EXHIBIT A – LEGAL DESCRIPTION OF THE LEASED PROPERTY
EXHIBIT B – PERMITTED ENCUMBRANCES
EXHIBIT C – MEMORANDUM OF LEASE WITH OPTION TO PURCHASE

iii

This Lease is made and entered into this 1st day of March, 2016 by and between Phillips 66 Company, a Delaware corporation, herein referred to as Lessor, and Phillips 66 Sweeny Frac LLC, a Delaware limited liability company, herein referred to as Lessee.

RECITALS

WHEREAS, Lessor and Lessee’s Affiliates have entered into a Contribution, Conveyance and Assumption Agreement, dated February 17, 2016 (“Contribution Agreement”) for Lessor to sell and Lessee and Lessee’s Affiliates to purchase certain Assets located at or near the Refinery; and

WHEREAS, Lessee wishes to lease the Premises associated with the Assets with an option to purchase the Premises from Lessor, and Lessor desires to lease the Premises associated with the Assets with an option for Lessee to purchase the Premises.

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS.

1.1    Definitions. Capitalized terms used in this Lease without other definition shall have the meanings specified in this Section 1.1 unless the context requires otherwise.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to Lessor, the term “Affiliate” shall not include any Group Member and (b) with respect to the Partnership Group, the term “Affiliate” shall not include Lessor or any of its Subsidiaries (other than a Group Member).

“Appurtenant Easements” shall mean those third-party easements, licenses, leases or other interests in real property that are in Lessor’s Affiliates names that are located at or near the Refinery and which benefit the Premises or the Assets.

“Assessor” shall mean the Brazoria County (Texas) Chief Appraiser.

“Assets” shall mean the Sweeny Fractionator, and all other assets owned, held for use by Lessor or any of Lessor’s Affiliates in connection with the operation of the Sweeny Fractionator that are necessary for Lessee and Lessee’s Affiliates to use and operate the Sweeny Fractionator after the Effective Date in a manner substantially similar to the use and operation of the Sweeny Fractionator prior to the Effective Date and in a manner contemplated by the Contribution Agreement. However, fee ownership of the real property on which the Sweeny Fractionator is located shall remain vested in Lessor.

“Base Price Index” shall mean the Price Index for the month nearest before the Effective Date for which the Price Index is published.

“Base Term” shall have the meaning as defined in Section 2.2.

“Base Year” shall mean the full calendar year during which the Term of this lease commences.

“Closing” shall have the meaning as defined in Section 3.2(b).

“Closing Date” shall have the meaning as defined in Section 3.2(b).

“Condemnation” shall mean the taking or expropriation of property by any Person in the exercise of the power of eminent domain or a conveyance of property in lieu of such taking or expropriation.

“Corrective Action” shall mean any response action, corrective action, investigation, monitoring, operation and maintenance, abatement, clean up, removal, disposal, treatment, equipment installation, covering or remediation with respect to a Release (other than a Release into the air) at, on, under or from the Premises or the Refinery, including preparing and signing any manifests required for the off-site transportation, treatment or disposal of Hazardous Materials and actions to prevent or abate migration of Hazardous Materials (other than through the air) at or from the Assets to real property owned, leased or used by Lessor or any third party or at or from any of Lessor’s assets at the Refinery to real property owned, leased or used by Lessee or any third party.

“Effective Date” shall mean March 1, 2016, all in accordance with the terms for closing set forth in the Contribution Agreement.

“Environmental Laws” all applicable federal, state and local laws and regulations and other legally enforceable requirements and rules of common law relating to the prevention of pollution or protection of human health or the environment or imposing liability or standards of conduct concerning any Hazardous Materials.

“Force Majeure” shall mean any cause that is beyond the reasonable control of a Party, and either results from an event or condition which is unforeseeable, or if reasonably foreseeable cannot by the exercise of reasonable diligence be prevented or avoided, including flood, landslide, earthquake, hurricane, tornado, storm or other unusually adverse weather condition, fire, lightning and other acts of God, acts of war, invasion, acts of foreign enemies, hostilities (whether war be declared or not), acts of terrorism, civil war, rebellion, revolution, insurrection or military or usurped power, martial law, embargo, blockade, riot or civil disturbance, epidemic, famine, sabotage, explosions, theft, casualty, injunction, strikes, lockouts or other labor difficulties; or any restrictions by governmental agencies or authorities or changes in the law which would make the performance of an obligation impossible or illegal. Force Majeure shall not include the non‑availability of financing, lack of funds, or changes in market conditions.

“Group Member” means a member of the Partnership Group.

“Hazardous Material” means a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.
“Improvements” shall mean all improvements, facilities, fixtures, machinery, equipment, buildings and any other property constructed, built, installed, placed, equipped or otherwise located on or within the Premises by Lessee or on Lessee’s behalf, whether classified as real or personal property.

“Invitee” shall mean any Person whose presence at the Premises or Refinery, as applicable, is at the invitation of a Party hereto as a guest and not as a result of a contract or subcontract with such Party.

“Late Payment Rate” shall mean the lesser of the maximum legal interest rate and 1.5% per month.

“Lease” shall mean this Lease.

“Legal Requirements” shall mean any federal, state or local charter, act, statute, law, ordinance, code, rule, regulation or order or other applicable legislative or administrative action of the United States of America or the State of Texas, or any agency, department, authority, political subdivision or other instrumentality thereof, or a final decree, judgment or order of a court.

“Lessee” shall mean Phillips 66 Sweeny Frac LLC.

“Lessee’s Operations” means the operation of the Sweeny Fractionator for the purpose of fractionating raw product into specification product, transportation of raw product and specification product, and for any other uses or activities related to or associated with such operations, subject to any Reasonable Restrictions.

“Lessor” shall mean Phillips 66 Company.

“Option” shall have the meaning as defined in Section 3.1.

“Parties” shall mean Lessor and Lessee, collectively.

“Partnership” shall mean Phillips 66 Partners LP, a Delaware limited partnership.

“Partnership Group” shall mean, collectively, the Partnership and its Subsidiaries.

“Party” shall mean Lessor or Lessee, individually.

“Permitted Encumbrances” shall mean those easements, leases, restrictions, and encumbrances that are described in Exhibit B attached hereto and incorporated herein for all purposes, and any non-material easements, leases, restrictions, and encumbrances that are not filed of record.

“Person” shall mean any individual, partnership, corporation, limited liability company, association, business, trust, estate, government or political subdivision hereof, governmental agency or other entity.

“Premises” shall mean that certain real property that is at or near the Refinery situated in the County of Brazoria, State of Texas, as described on Exhibit A and incorporated herein for all purposes.

“Price Index” shall mean the Consumer Price Index for all Urban Consumers for the Houston-Galveston-Brazoria Metropolitan Area, published by the Bureau of Labor Statistics of the United States Department of Labor (all items figure - 1982-1984 = 100).

“Property Taxes” shall mean all property taxes, and other general and special assessments, of every kind related to the value of the Premises, Assets and Improvements that are levied or assessed upon or against, or attributable to, all or any portion of the Premises, Assets or Improvements.

“Reasonable Restrictions” means, with respect to the Premises, an engineering control, or a deed restriction or institutional control that limits the use of the Premises or the Refinery to industrial uses and/or restricts use of the groundwater, except as needed for Refinery purposes, which is (a) reasonable in scope and extent; and (b) does not unreasonably impair or unreasonably interfere with Lessee’s use of the Assets in accordance with the terms of this Lease.

“Refinery” shall mean the refinery, including the real property, located in Old Ocean, Texas, commonly known as the Phillips 66 Sweeny Refinery, excluding the Premises. The Refinery for purposes of this Lease shall not include Lessor’s facilities and the piping that is located outside of the Refinery fence lines.

“Release” shall mean any presence, spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, dumping, disposing or releasing of a Hazardous Material into the environment (including the soil, surface water, groundwater, sewer, septic system, or waste treatment, storage, or disposal systems, but not the air unless such air release is deposited on the Premises) of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing a Hazardous Material. Migration or continued Releasing after the Effective Date of a Release that occurred prior to the Effective Date shall not be considered a new Release for purposes of this Lease and instead shall be considered part of the prior Release.

“Release of a Hazardous Material from its Operations” shall mean Releases from equipment, including pipe lines, owned by either Lessee or Lessor, or their respective Affiliates, as appropriate at the Premises or Refinery.

“Renewal Terms” shall have the meaning as defined in Section 2.3.

“Reportable Quantity” shall mean, with respect to a Release, a Release that is one or more barrels, or less than one barrel if required to be reported to a government agency pursuant to Environmental Laws.

“Shared Services Agreement” shall mean, the Shared Facilities and Services Agreement (Sweeny Frac) dated March 1, 2016, entered into by and between Lessor and Lessee.

“Sweeny Fractionator” shall mean the fractionation unit located in Old Ocean, Texas, which is used for the purpose of fractionating raw product into specification product(s).

“Subsidiary” shall mean, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Term” shall mean, collectively, the Base Term, plus any additional Renewal Terms if said Renewal Terms are exercised by Lessee, unless terminated earlier pursuant to the terms of this Lease.

“Title Company” shall have the meaning as defined in Section 3.2(b).

1.2    Interpretations. As used in this Lease, the terms “herein”, “herewith” and “hereof” are references to this Lease, taken as a whole, the term “includes” or “including” shall mean “including, without limitation”, and references to a “Section”, “subsection” or “Exhibit”, shall mean a Section, subsection or Exhibit of this Lease, as the case may be, unless in any such case the context requires otherwise. All references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made, and reference to a law, statute, code, regulation, rule, ordinance or similar Legal Requirement includes any amendment or modification thereof. A reference to a Person includes its successors and permitted assigns. The singular shall include the plural and the masculine shall include the feminine, and vice versa.

1.3    Entire Agreement. This Lease consists of this document and the exhibits which are listed in the table of contents and attached hereto or shall be attached hereto in accordance with the provisions hereof, and which are specifically incorporated herein and made a part hereof by this reference. This Lease sets forth the full and complete understanding of the Parties relating to the subject matter contained herein, and shall supersede any and all prior negotiations, understandings, other agreements, representations or warranties by such Parties with respect to the subject matter hereof.

1.4    Conflicting Provisions. In the event of any conflict between this document and the Contribution Agreement, the terms and provisions of the Contribution Agreement, as amended from time to time, shall control.

ARTICLE II
PREMISES; EASEMENTS; TERM

2.1Premises. As of the Effective Date, Lessor hereby exclusively leases to Lessee and Lessee exclusively leases from Lessor for the Term, at the rental, and upon all of the conditions set forth herein, the Premises.

2.2Term. The Base Term of this Lease shall be forty (40) years, commencing on the Effective Date and terminating forty (40) years thereafter, unless terminated earlier pursuant to the terms of this Lease; provided, however,

(a)
Lessee shall have the right to terminate this Lease at any time by giving not less than one hundred eighty (180) days prior written notice to Lessor. Upon the expiration or termination of this Lease (except for a termination pursuant to Section 2.2(b) below), unless Lessee exercises the Option under Article III, Lessor shall have the option, exercisable by written notice to Lessee given within sixty (60) days after the effective date of Lessee’s notice of termination or expiration of this Lease, to elect to convey the Premises to Lessee on the effective date of the termination of this Lease, such conveyance to be made in accordance with and closed on the same terms as would be applicable if Lessee had exercised the Option pursuant to Section 3.1 of this Lease; provided, however, that Lessor shall not have the option to convey the Premises to Lessee, if in the subjective good faith judgment of Lessee or its counsel, the sale of the Premises would result in Lessee or the Premises being in violation of any applicable permits or Legal Requirements. Lessee agrees to reasonably cooperate with Lessor to structure lawful and commercially reasonable solutions to the above stated restriction on Lessor’s option to convey the Premises, if applicable;

(b)	if Lessee abandons all or substantially all of Lessee’s Operations on the Premises, this Lease shall automatically terminate on the first (1st) anniversary of the date of such abandonment; and

(c)
if Lessee shall exercise the Option pursuant to Section 3.1 of this Lease, this Lease shall automatically terminate upon the conveyance of fee title to the Premises to Lessee in accordance with Section 3.2(b) of this Lease.

2.3    Renewal Terms. So long as Lessee is not in default under this Lease, Lessee shall have the option to extend this Lease for up to three (3) ten (10) year periods (“Renewal Terms”) commencing upon the expiration of the Base Term. Each successive ten (10) year option shall be deemed exercised by Lessee provided that Lessee gives at least ninety (90) days written notice prior to the expiration of the Base Term or any Renewal Term, as the case may be, of its desire to renew for the next successive Renewal Term. If Lessee elects not to exercise any Renewal Term, then this Lease shall terminate at the end of the then current Base Term or Renewal Term, as the case may be, and in the event of such termination, Lessee’s options for any future Renewal Terms shall also terminate. 3.2    Removal and Restoration

2.4    Termination; Expiration. Upon the termination or expiration of this Lease, unless the Premises has been or is to be conveyed to Lessee, then Lessee shall return the Premises to Lessor as follows:

(a)	Lessee shall surrender the Premises to Lessor in the condition in which the Premises is required by this Lease to be maintained and operated during the Term;

(b)	Title to the Premises shall revert to Lessor free and clear of this Lease and any interest of Lessee in and to this Lease or the Premises;

(c)
Lessee shall remain liable for the breach of any of its obligations hereunder that were attributable to periods of time prior to the effective date of such termination or expiration, and for any of its obligations (including, without limitation, indemnities), that were provided herein to survive the expiration or termination of this Lease;

(d)
Lessee shall discharge and cause to be released of record, or otherwise provide security satisfactory to Lessor for, any liens created, incurred or suffered to exist by Lessee under the terms of this Lease and that are then in existence, even if Lessor joined in the creation of such liens;

(e)
If Lessee has not exercised the Option, as defined in Article III, and Lessor has not conveyed the Premises to Lessee pursuant to Section 2.2(a), Lessee shall surrender the Assets remaining on the Premises to Lessor and all of Lessee’s right, title of interest in and to all real property and all tangible and intangible personal property that constitute the Assets, shall immediately vest in Lessor; and

(f)
Lessee shall execute, acknowledge and deliver any releases, deeds (for Improvements on the Premises), bills of sale, assignments or other documents reasonably required by Lessor to evidence the foregoing;

2.5    Quiet Enjoyment. Subject to the provisions of this Lease, and so long as Lessee is not in default under the provisions of this Lease, Lessor covenants and warrants that upon the payment of the rent reserved herein and Lessee’s performance of all of its obligations hereunder, Lessee shall peaceably and quietly hold, use, enjoy and occupy the Premises in accordance with the terms and provisions of this Lease for the Term hereof without disturbance by Lessor or by anyone lawfully claiming by, through or under Lessor.

2.6    Lessee’s Easements and Rights-of-Way. Lessor shall promptly furnish or make available to Lessee or to third parties that are providing services to Lessee, at no additional cost to Lessee, all other easements and rights-of-way over the Refinery reasonably necessary for Lessee’s Operations on the Premises, including pipeline, pipe rack, electrical, communication, roadway and construction easements, to construct any Improvements on the Premises, or to comply with the provisions of this Lease or the Shared Services

Agreement; provided, however, all such easements and rights-of-way shall be non-exclusive on Lessor’s standard approved form for granting easements and rights-of-way to third parties, and none of these easements or rights-of-way shall unreasonably interfere with Lessor’s operations on the Refinery. All such easements and rights-of-way shall be recorded at the sole expense of Lessee. Upon completion of any construction, maintenance, replacement or removal operations Lessee shall repair and restore the easements and rights-of-way used by Lessee, as near as reasonably practical to do so, to substantially the same condition that existed prior to such activity.

2.7    Lessee’s Access and Use Rights. By execution of this Lease, during the Term Lessor hereby grants to Lessee, its employees, invitees, licensees, agents and contractors, as necessary for Lessee’s Operations on the Premises or the easements or rights-of-way that may be granted to Lessee pursuant to Section 2.6_ above, or for Lessee to comply with the provisions of this Lease or the Shared Services Agreement, the following rights, subject to compliance with Lessor’s applicable Refinery safety, health and security rules and regulations:

(a)
The right of access, ingress or egress on, over and across any and all portions of the Refinery to the Premises, to the Appurtenant Easements, or to the easements or rights-of-way that may be granted to Lessee pursuant to Section 2.6 above; and

(b)	The right to walk on all walkways and drive all types of vehicles on all roads on the Refinery;

2.8    Lessor Reserved Easements and Rights-of-Way. Lessor, by and through this Lease, hereby reserves unto itself, its successors and assigns, the right to maintain, utilize, inspect, operate, protect, repair, replace with same or different size facilities, dismantle and remove any of Lessor’s existing pipe lines, pipe racks, equipment, electrical facilities, rail facilities, communications facilities, roadways and construction rights-of-ways, that are located on the Premises for Lessor’s operations at the Refinery; provided, however, that Lessor hereby agrees, at Lessee’s sole cost and expense, to remove and relocate any of Lessor’s reserved pipe lines, pipe racks, electrical facilities, rail facilities, communications facilities, roadways and construction rights-of-ways to a new and suitable location on the Premises that is specified by Lessee, at any time upon sixty (60) days’ notice in writing from Lessee to Lessor. In addition, Lessee shall promptly furnish or make available to Lessor or to third parties that are providing services to Lessor, at no additional cost to Lessor, all other easements and rights-of-way over and across the Premises that are reasonably necessary for Lessor to conduct its business at the Refinery. All such easements and rights-of-way shall be non-exclusive, on Lessee’s standard approved form for granting easements and rights-of-way to third parties, and none of these easements or rights-of-way shall unreasonably interfere with Lessee’s Operations on the Premises. All such easements and rights-of-way shall be recorded at the sole expense of Lessor. Upon completion of any construction, maintenance, replacement or removal operations Lessor shall repair and restore the rights-of-way used by Lessor, as near as reasonably practical to do so, to substantially the same condition that existed prior to such activity.

2.9    Lessor’s Reserved Access Rights. Lessor, by and through this Lease, hereby reserves unto itself, its successors and assigns, as necessary for Lessor’s operations at the Refinery or for Lessor to comply with the provisions of this Lease or the Shared Services Agreement the following rights, subject to compliance with Lessee’s applicable Premises safety, health and security rules and regulations:

(a)	The right of access, ingress or egress on, over and across any and all portions of the Premises, the easements or rights-of-way, and

(b)	The right to walk on all walkways and drive all types of vehicles on all roads on the Premises;

2.10    Access Procedures. Lessor and Lessee shall mutually establish a procedure to enable the other Party and its employees, Invitees, licensees, agents and contractors reasonable access to the Premises and the Refinery, as applicable, to conduct Corrective Action as required by this Lease or by Legal Requirements and to carry out the intent of this Lease and the Contribution Agreement.

2.11    Third Party or Affiliate Easements on the Premises. Lessor shall not grant or assign to any third parties any new easements, rights-of-way, licenses or any similar real property interests on the Premises without the prior written consent of Lessee, which consent shall not be unreasonably withheld, delayed or conditioned.

2.12    Appurtenant Easements. As of the Effective Date, to the extent Lessor has the legal right to do so, Lessor hereby leases to Lessee and Lessee leases from Lessor for the Term, at the rental and upon all of the conditions set forth herein, the Appurtenant Easements. To the extent that any Appurtenant Easements that would otherwise be leased under this Lease, are not capable of being leased to Lessee without the consent of, or waiver by, any other party thereto or any other Person, or if such lease or attempted lease would constitute a breach thereof or a violation of any Legal Requirement, this Lease shall not constitute a lease, or an attempted lease of any such Appurtenant Easements. Promptly after the Effective Date, and for a period of one (1) year, Lessor shall use reasonable commercial efforts to obtain a consent or waiver to a lease from Lessor to Lessee of each such Appurtenant Easement that, but for the second sentence of this Section, would be leased; provided, however, that Lessor shall not be required to pay or provide any consideration to obtain such consent or waiver. Lessee shall have the right to take any actions necessary to keep such Appurtenant Easements in effect, including obtaining such consent or waiver described above.

ARTICLE III
OPTION TO PURCHASE

3.1    Option. Lessor, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby grants Lessee an exclusive and irrevocable option to purchase the Premises (the “Option”) for the price and upon the terms and conditions specified in this Article III. Lessee may exercise this Option at any time during the Term by giving Lessor written notice of exercise. Upon exercise of this Option by Lessee, Lessor shall be obligated to sell and convey the Premises to Lessee, and Lessee shall be obligated to purchase the Premises for the price and upon the terms and conditions specified in this Article III; provided, however, that Lessee shall not have the right to exercise this Option, if in the subjective good faith judgment of Lessor or its counsel, the sale of the Premises would result in Lessor or the Premises being in violation of any applicable permits or Legal Requirements. Lessor agrees to reasonably cooperate with Lessee (but at no cost or liability to Lessor) in Lessee’s efforts to structure lawful and commercially reasonable solutions to the above stated restriction on Lessee’s right to exercise the Option, if applicable.

3.2    Terms of Sale and Conveyance; Closing. If Lessee exercises the Option in accordance with Section 3.1 above, the following covenants and agreements shall apply:

(a)	The purchase price for the Premises shall be the then current fair market value, as determined by a neutral, third party appraiser, to be reasonably agreed upon by Lessor and Lessee;

(b)
The consummation of the purchase and sale of the Premises (“Closing”) shall occur within ninety (90) days after the date on which Lessee exercises the Option (“Closing Date”) through an escrow to be established by Lessee with a title company selected by Lessee (“Title Company”). Lessor shall convey the Premises to Lessee (i) by a conveyance instrument customarily used in Brazoria County, Texas, at the time of conveyance, (ii) except for the Permitted Encumbrances, attached hereto as Exhibit B and incorporated herein, warranting title thereto only against the claim of every person whomsoever claiming by, through or under Lessor, but not otherwise by, and (iii) free and clear of any liens created or caused on or after the Effective Date of this Lease by Lessor or its employees, agents or contractors without the consent of Lessee, but otherwise subject to all liens and encumbrances of record, and subject to taxes for the year in which such Closing occurs; and

(c)	Lessor and Lessee shall cause the following to occur on the Closing Date:

(i)
Lessor’s executed and acknowledged conveyance instrument, conveying title to the Premises to Lessee shall be recorded in the Official Public Records of Real Property of Brazoria County, Texas, such instrument to include an express disclaimer of all warranties and representations by Lessor (except the special warranty of title), sufficient to evidence the “AS-IS, WHERE-IS” nature of the transaction;

(ii)	Lessee shall pay Lessor the purchase price for the Premises in cash;

(iii)
If Lessee so elects, the Title Company shall issue to Lessee, at Lessee’s sole cost and expense, an owner’s title insurance policy in such amount as Lessee reasonably requests, insuring Lessee’s title to the Premises;

(iv)
Lessee shall pay any documentary transfer tax, sales tax or other conveyance tax imposed by Brazoria County (or any other governmental authority) in respect to the conveyance of the Premises, the cost of the title insurance premium, any escrow and recording fees and all other customary closing costs; and

(v)
Lessee shall pay or reimburse Lessor for the costs incurred by Lessor associated with any issuance, re-issuance or transfer of any permits, any new or amended contracts with service providers, or any additional agreements required in order to implement such sale and conveyance.

3.3    Assignment by Lessee. Lessee shall have the right to assign the Option only in connection with a permitted assignment of all of Lessee’s rights, interests and estates under this Lease. The Option is appurtenant to and cannot be separated from the leasehold estate of Lessee without prior written consent from Lessor (which consent may be granted, withheld, delayed or conditioned in Lessor’s sole and absolute discretion).

3.4    Rule Against Perpetuities. The rights granted to Lessee under this Article III are intended to be fully and immediately vested as of the date hereof. However, in the event it should ever be determined that the rule against perpetuities is applicable to the Option, then notwithstanding any of the other provisions of this Article III, it is agreed that the term of the Option shall expire on the soonest occurrence of (a) the date that is twenty-one years after the date of death of the last to die of all of the present members of the United States House of Representatives, as of the date hereof, and all of their presently existing lineal descendants, or (b) the date of expiration of the Term.

ARTICLE IV
RENT AND PAYMENTS

4.1    Rent. Lessee shall pay to Lessor as rent for the Premises and the Appurtenant Easements for the Term the sum of $1,625.00 per year, payable in annual installments. The first installment shall be due and payable on March 16th, 2016. Each subsequent installment shall be due and payable on the anniversary date of the Effective Date. Rent shall be payable in lawful money of the United States to Lessor at the address stated herein or to such other Persons or at such other places as Lessor may designate in writing.

4.2    Rent Adjustment. Rent payable pursuant to Section 4.1 above will be adjusted on each anniversary of the Effective Date by a fraction whose numerator is the Price Index published for the then most recent anniversary month of the first month of the Term and whose denominator is the Base Price Index. Rent shall not be reduced below the amount first due pursuant to Section 4.1.

4.3    Additional Rent.

(a)    This Lease is what is commonly called a “triple net lease”, it being understood that Lessor shall receive the rent set forth in Section 4.1 and Lessee shall pay any and all Property Taxes and other costs or expenses of any nature whatsoever to the extent related to Lessee’s lease or Lessee’s Operations of the Premises. All of such charges, costs and expenses shall constitute additional rent, and upon the failure of Lessee to pay any of such costs, charges or expenses, Lessor shall have the same rights and remedies as otherwise provided in this Lease for the failure of Lessee to pay rent.

(b)    If Lessee should default as defined in Article XI of this Lease in performing any term, covenant or condition of this Lease which involves the expenditure of money by Lessee to third parties, Lessor may (but shall not be obligated to) make such payment or, on behalf of Lessee, expend such sum as may be necessary to perform or fulfill such term, covenant or condition. Any sums so paid or expended by Lessor, with interest at the Late Payment Rate from the date of such payment or expenditure, shall be additional rent and shall be payable by Lessee on demand. No such payment or expenditure by Lessor shall be construed as a waiver of Lessee’s default or of Lessee’s obligation to perform any term, covenant or condition of this Lease nor shall it affect any other right or remedy of Lessor under this Lease.

(c)    No abatement, diminution or reduction in additional rent shall be claimed by or allowed to Lessee for any inconvenience or interruption, cessation, or loss of business caused directly or indirectly, by any present or future Legal Requirements, or by Force Majeure; and no diminution in the amount of the space used by Lessee caused by legally required changes in the construction, equipment, fixtures, operation or use of the Premises shall entitle Lessee to any abatement, diminution or reduction of additional rent required to be paid by Lessee under this Lease.

4.4    Late Payments. Any amounts not paid by one Party to the other Party when due under any provisions of this Lease shall bear interest at the Late Payment Rate from the date such payment is due until the date payment is made in full.

ARTICLE V
USE OF THE PREMISES

5.1    Use. The Premises may be used and occupied by Lessee for Lessee’s Operations, offices, and for any other uses or activities related to or associated with Lessee’s Operations, subject to any Reasonable Restrictions.

5.2    Acknowledgement of Potential Future Restrictions. Lessor and Lessee acknowledge that any Corrective Action may be conducted pursuant to governmental order or action, agreement with the governmental agencies or on a voluntary basis. Lessee acknowledges that any such activity may result in a restriction on the future use of the land beneath the Refinery, including the Premises, to non-residential, industrial or particular commercial uses, restriction on the use of groundwater, imposition of institutional controls, or imposition of engineering controls. This Lease is hereby made subject to any governmental order or action, or agreement with the governmental agencies concerning such Corrective Action. After consultation with Lessee, Lessor shall use reasonable efforts to ensure such restrictions are Reasonable Restrictions.

5.3    Compliance with Legal Requirements Other than Environmental Laws. Lessee shall, at Lessee’s expense, comply with all applicable Legal Requirements (other than Environmental Laws) in effect during the Term or any part of the Term hereof regulating the use and occupancy by Lessee of the Premises. Compliance with Environmental Laws is addressed in Section 13.2 below. In the event Lessee requires access to the Premises after the termination of this Lease to comply with its obligations under this Lease, Lessor shall provide such access to the Premises, at no cost to Lessee, as is reasonably necessary for Lessee to complete its obligations. Lessor agrees that it will, at Lessee’s sole cost and expense, cooperate with Lessee in supplying information and signing documentation as Lessee may reasonably request in order to satisfy its requirements under this Section 5.3, and Lessee shall indemnify and defend Lessor from and against any liability resulting from such cooperation with Lessee; provided, however, if Lessor’s action or inaction is the sole factor necessitating compliance with any Legal Requirements affecting the Premises, in which event Lessor shall pay the reasonable costs, charges and expenses connected with or arising out of such need to comply.

5.4    Indemnity for Compliance with Legal Requirements Other than Environmental Laws. Subject to the terms and provisions of Article VIII of the Contribution Agreement, Lessee shall indemnify, release, defend and hold Lessor harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court courts and reasonable attorneys' fees) for its failure to comply with Legal Requirements at the Premises. Lessor shall indemnify, release, defend and hold Lessee harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court courts and reasonable attorneys' fees) for its failure to comply with Legal Requirements at the Refinery.

ARTICLE VI
MAINTENANCE, UTILITIES, IMPROVEMENTS, AND LIENS

6.1    Lessee’s and Lessor’s Obligations. Lessee shall, at its sole cost and expense, maintain or cause to be maintained all Assets and Improvements located on the Premises. Any Party committing any injury to the Premises during the Term shall be responsible, to the extent it causes such injury, for repairing and/or restoring the Premises at its sole cost and expense to the condition that existed prior to such injury.

Lessor shall, at its sole cost and expense, maintain all of Lessor’s personal property located within the Premises.

6.2    Utilities Obligations. Lessor agrees to provide certain utilities and services to the Premises pursuant to the Shared Services Agreement. Lessee agrees to provide certain services to the Lessor pursuant to the Shared Services Agreement.

6.3    Improvements.

(a)    Subject to the terms and conditions of this Section 6.3, Lessee may, at any time and from time to time, at its sole cost and expense, construct, build, place, install, equip, maintain, operate, locate or remove any Improvements deemed desirable by Lessee on or within the Premises, provided that the Improvements shall be made or removed in accordance with all applicable Legal Requirements. Lessor, as the landlord of the Premises, shall reasonably cooperate (at no cost or liability to Lessor) with Lessee in applying for and obtaining any permits, licenses or approvals needed to construct, build, place, install, equip, maintain, operate or remove the Improvements.

(b)    Ownership and title to the Improvements shall be and remain the sole property of Lessee regardless of whether such Improvements constitute fixtures or personalty. Subject to Lessor’s rights under Section 2.4(f) above, Lessee may add or remove all or any portion of the Improvements, or any part thereof, at any time and from time to time during the Term, irrespective of the manner or method of attachment of the same to the Premises.

(c)    The Parties agree that title to all Improvements at any time on the Premises have been severed by the agreement and intention of the Parties and shall remain severed from the Premises, shall be considered with respect to the interests of the Parties hereto as the personal property of Lessee and, even though attached to or affixed to or installed upon the Premises, shall not be considered to be fixtures or a part of the Premises.

6.4    Liens.

(a)    Except for services provided by Lessor to Lessee under the Shared Services Agreement, if any lien shall at any time be filed against the Premises by reason of any work, labor, services or materials done for, or supplied to, or claimed to have been done for, or supplied to, Lessee or anyone holding the Premises through or under Lessee, Lessee shall cause the same to be discharged of record or adequately bonded (unless otherwise secured to the reasonable satisfaction of Lessor) within forty-five (45) days after receipt of notice of the lien filing from Lessor. If Lessee shall fail to do so, then, Lessor may, but shall not be obligated to, procure the discharge of the same either by paying the amount claimed to be due, by deposit in a court of competent jurisdiction or by bonding, and Lessor may defend the prosecution of an action for the foreclosure of such lien by the lienor and pay the amount of the judgment, if any, in favor of the lienor with interest, costs and allowances. Any amount paid or deposited by Lessor for any such purpose, and all other reasonable expenses of Lessor, including reasonable attorney’s fees and disbursements, together with interest at the Late Payment Rate from the date paid or deposited, shall be additional rent and shall be paid by Lessee on demand. Lessee shall cause any such lien filed against the Assets or Improvements to be discharged prior to termination of this Lease. If requested by Lessor, Lessee shall post on behalf of Lessor, and keep posted on the Premises, any notices that Lessor may require for the protection of Lessor and of the Premises from any such lien.

(b)    Except for services provided by Lessee to Lessor under the Shared Services Agreement, if any lien shall at any time be filed against the Premises, by reason of any work, labor, services or materials done for, or supplied to, or claimed to have been done for, or supplied to, Lessor or anyone holding the Refinery through or under Lessor, Lessor shall cause the same (at least as it pertains to the Premises) to be discharged of record or adequately bonded (unless otherwise secured to the reasonable satisfaction of Lessee) within forty-five (45) days after receipt of notice of the lien filing. If Lessor shall fail to do so, then, Lessee may, but shall not be obligated to, procure the discharge of the same, in whole or in part, either by paying all or a portion of the amount claimed to be due, by deposit in a court of competent jurisdiction or by bonding, and Lessee may defend the prosecution of an action for the foreclosure of such lien by the lienor and pay all or a portion of the amount of the judgment, if any, in favor of the lienor with interest, costs and allowances. Any amount paid or deposited by Lessee for any such purpose, and all other reasonable expenses of Lessee, including reasonable attorney’s fees and disbursements, together with interest at the Late Payment Rate from the date paid or deposited, shall be promptly paid by Lessor on demand. Lessor shall cause any such lien filed against the Assets or Improvements to be discharged prior to termination of this Lease.

(c)    Nothing in this Lease shall be deemed to be, or be construed in any way as constituting, the consent or request of Lessor, expressed or implied, by inference or otherwise, to any Person for the performance of any labor or the furnishing of any materials for any Improvement of or to the Premises, or as giving Lessee any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials which might in any way give rise to the right to file any lien against Lessor’s interest in the Premises or giving Lessor any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials which might in any way give rise to the right to file any lien against Lessee’s interest in the Premises, including the Assets and Improvements located thereon.

ARTICLE VII
LESSEE’S INSURANCE

7.1    Insurance Coverage. Lessee shall during the Term of this Lease provide and maintain at Lessee’s sole cost and expense the following:

(a)    Commercial General Liability insurance, including contractual liability, with limits of $1,000,000 each claim;

(b)    Workers' Compensation insurance as required by laws and regulations applicable to Lessee and its employees hereunder and Employer's Liability insurance protecting Lessee against common law liability, in the absence of statutory liability, for employee bodily injury arising out of the master-servant relationship with a limit of $1,000,000 each claim;

(c)    Business Automobile Liability insurance covering all vehicles used in Lessee’s Operations with a limit of $1,000,000 each accident; and

(d)    Excess Liability insurance covering Commercial General Liability, Workers' Compensation and Business Automobile Liability with a limit of $9,000,000 aggregate.

7.2    Failure to Obtain Insurance. If Lessee shall fail to keep in effect any insurance required under Section 7.1 above, Lessor may (but shall not be obligated to) obtain and pay for such insurance. However, Lessor will provide Lessee thirty (30) days prior written notice of such intent and allow Lessee thirty (30) days to comply with such insurance requirement(s).

7.3    Lessee’s Right to Self-Insure. Notwithstanding anything to the contrary contained herein, Lessee shall have the right, but not the obligation, to self-insure any and all liabilities arising out of this Lease and/or the insurance required in Section 7.1. Lessee may exercise such right by providing Lessor with a letter of self-insurance referencing the obligations and liabilities of this Lease with any financial information reasonably requested by Lessor to demonstrate the self-insuring Party’s ability to self-insure.

7.4    Insurance Requirements. On or before the Effective Date, Lessee shall provide Lessor with certificates or other documentary evidence reasonably satisfactory to Lessor of the insurance coverages and endorsements set forth above that are required to be obtained by Lessee. The above insurance shall include a requirement that Lessee’s insurer provide Lessor with thirty (30) days advance written notice of cancellation, material change, or non-renewal. Lessee’s insurance shall be primary, without right of contribution from any other insurance carried by or on behalf of Lessor with respect to its interest in the Premises. Lessee’s Workers Compensation insurance shall contain a waiver of subrogation against Lessor. Lessee’s Commercial General Liability and Business Automobile Liability insurance shall name Lessor as an additional insured with respect to this Lease.

ARTICLE VIII
INDEMNITIES

8.1    Release and Indemnification by Lessee. Subject to the limitation set forth in Section 8.5, Lessee shall release, indemnify, defend and hold Lessor and Lessor’s Affiliates harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court costs and reasonable attorneys' fees) for:

(a)    any damage to or loss of property of Lessee, Lessee’s Affiliates, and their respective employees, contractors, representatives, agents or Invitees arising out of, in connection with or resulting from activities or operations on the Premises, the Appurtenant Easements or the Refinery, and

(b)    any personal injury or death to the employees, contractors, representatives, agents or Invitees of Lessee or Lessee’s Affiliates arising out of, in connection with or resulting from activities or operations on the Premises, the Appurtenant Easements or the Refinery.

8.2    Release and Indemnification by Lessor. Subject to the limitation set forth in Section 8.5, Lessor shall release, indemnify, defend and hold Lessee and Lessee’s Affiliates harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court courts and reasonable attorneys' fees) for:

(a)    any damage to or loss of property of Lessor, Lessor’s Affiliates, and their respective employees, contractors, representatives, agents or Invitees arising out of, in connection with or resulting from activities or operations conducted on the Premises, the Appurtenant Easements or the Refinery, and
(b)    any personal injury or death to the employees, contractors, representatives, agents or Invitees of Lessor or Lessor’s Affiliates arising out of, in connection with or resulting from activities or operations conducted on the Premises, the Appurtenant Easements or the Refinery.

8.3    Application of Indemnities.

(a)    THE PARTIES HEREBY EXPRESS THEIR INTENT THAT THE RELEASES OF LIABILITY AND INDEMNITIES CONTAINED IN SECTIONS 8.1 AND 8.2 ABOVE BE LIBERALLY CONSTRUED. SUCH RELEASES OF LIABILITY AND INDEMNITIES SHALL

APPLY TO ANY LOSS, DAMAGE, PERSONAL INJURY OR DEATH WHICH ARISES FROM THE PERFORMANCE OF THIS LEASE, AND WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF, INCLUDING STRICT LIABILITY, BREACH OF WARRANTY (EXPRESS OR IMPLIED), IMPERFECTION OF MATERIALS, CONDITION OF ANY SITE, OR THE NEGLIGENCE OF THE INDEMNITEE (OR RELEASED PARTY), WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, AND WHETHER THE CLAIM THEREFOR IS BASED ON COMMON LAW, CIVIL LAW, MARITIME LAW, STATUTE OR CONTRACTUAL OBLIGATION BETWEEN THE INDEMNITEE AND A THIRD PARTY

(b)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE RELEASES OF LIABILITY AND INDEMNITIES CONTAINED IN SECTIONS 8.1 AND 8.2 SHALL NOT APPLY TO ANY CLAIM OR LIABILITY CAUSED BY THE WILLFUL MISCONDUCT OF THE INDEMNIFIED OR RELEASED PARTY AND FURTHER SHALL NOT IN ANY EVENT APPLY TO AWARDS OR ASSESSMENTS OF PUNITIVE DAMAGES.

8.4    Extension of Releases and Indemnities. To the maximum extent permitted by applicable law, the releases of liability and indemnities contained in Sections 8.1 through 8.3 above that are afforded to a Party shall extend to (a) the directors, employees, contractors, subcontractors and Invitees of such Party, and (b) to such Party’s Affiliates and to their respective directors, employees, contractors, subcontractors and Invitees.

8.5    Limitation on Indemnities For Personal Injury/Death. Liability under the indemnities contained in Sections 8.1 and 8.2 above for the aggregate total of personal injuries and/or deaths arising from any single occurrence shall be limited to Five Million Dollars ($5,000,000). If in the course of defense by either Party of any claims subject to this Section 8.5 either Party believes its potential liability under the indemnity is likely to exceed the Five Million Dollar ($5,000,000) limitation, said Party shall have the option of notifying the other Party that it will unconditionally agree to pay the other Party the first Five Million Dollars ($5,000,000.) of judgments, losses, expenses and costs (including court costs and attorneys' fees). Said Party shall transfer the defense of all pending suits and claims subject to this Section 8.5 to the other Party, and will cooperate in arranging for an orderly transition in the responsibility for handling such suits and claims. The other Party may, at its option, require that said Party provide security in a form satisfactory to the other Party to guarantee payment of Five Million Dollars ($5,000,000) less any amount of judgments, expenses and costs already incurred by said Party (all of which will be credited against the Five Million Dollar ($5,000,000) maximum liability).

8.6    Disclaimer of Consequential Damages. Neither Party shall be liable to the other Party for any incidental, special, indirect or consequential damages of any nature howsoever caused, including loss of profits or business interruptions, connected with or arising out of this Lease.

8.7    Survival. The provisions of this Article VIII shall survive the termination or expiration of this Lease.

ARTICLE IX
PROPERTY TAXES

9.1    Payment of Property Taxes.

(a)    Except as otherwise provided in Section 9.1(b), so long as the Premises, Assets and Improvements are taxed as a separate parcel from the Refinery, Lessee will pay and discharge, as and when the same shall become due and payable without penalty, the Property Taxes with respect to any period during the Term in which they shall be or become due and payable and which:

(i)    shall be levied, assessed or imposed on or against the Premises, Assets or Improvements or any interest of Lessor or Lessee in the Premises, Assets or Improvements; or

(ii)    shall be or become liens on or against the Premises, Assets or Improvements or any interest of Lessor or Lessee in the Premises, Assets or Improvements;

(b)    Nothing in this Lease shall require Lessee to pay any estate, inheritance, succession or transfer tax of Lessor or any income, excess profits or revenue tax on the rent payable by Lessee under this Lease; provided, however, that if at any time during the Term the methods of taxation prevailing at the Effective Date shall be altered so that in lieu of, as a supplement to, or a substitute for the whole or part of any Property Tax which Lessee has agreed to pay pursuant to this Section 9.1, there shall be levied, assessed or imposed (i) a tax, assessment, levy imposition or charge, wholly or partially as a capital levy or otherwise, on the rents received under this Lease or (ii) a license fee measured by the rent payable by Lessee under this Lease, then Lessee shall pay the same.

(c)    Upon written request from Lessor, Lessee shall promptly furnish Lessor with satisfactory evidence that such Property Taxes have been paid. If any Property Taxes paid by Lessee shall cover any period of time prior to or after the expiration of the Term hereof, Lessee’s share of such Property Taxes shall be equitably pro-rated to cover only the period of time within the tax fiscal year during which this Lease shall be in effect, and Lessor shall reimburse Lessee to the extent required. If Lessee shall fail to pay any such Property Taxes by their due date, Lessor shall have the right to pay the same, in which case Lessee shall repay such amount to Lessor on demand, together with any interest charge actually incurred by Lessor as to such Property Taxes.

9.2    Joint Assessment. If the Premises, Assets and Improvements are not separately assessed, Lessor shall pay the Property Taxes, but Lessor shall forward a copy of the property tax bills to Lessee within five (5) business days of Lessor’s receipt of the tax bills and, subject to Section 9.3 below, Lessee shall reimburse Lessor within thirty (30) days of receipt of Lessor’s invoice, together with proof of payment thereof, an amount equal to Lessee’s pro-rata share of the Property Taxes for the parcel on which the Premises are located, as more particularly described in Exhibit A, Attachment A-2, for that tax year and, with the express understanding and agreement between Lessor and Lessee that there will be a subsequent true-up of Lessee’s ultimate liability for Lessee’s proportion of the Property Taxes in accordance with the subsequent terms of this Section 9.2, and that this Section 9.2 sets no precedent in the subsequent determination of the allocation. In the event the Premises, Assets and Improvements are subsequently separately assessed, the aforementioned true-up shall occur within thirty (30) days of receipt by either Party of such separate assessment. Lessee’s liability shall be an equitable proportion of the Property Taxes for the Premises, Assets and Improvements. Lessor and Lessee hereby agree that such proportion will be mutually agreed to by Lessor and Lessee, acting in good faith. In the event that Lessor and Lessee are unable to mutually agree upon such proportion, the Parties shall mutually engage a competent, independent appraiser, whose opinion of proportion shall be binding upon both Parties. The apportionment set forth in this Section 9.2 is solely for the Parties’ benefit in estimating the liability for Property Taxes between them, and each Party hereby covenants and agrees to keep such allocation confidential and to not disclose, communicate or otherwise provide such apportionment at any time to any independent appraiser engaged under this Section 9.2 or in any court proceeding related thereto. The cost of engaging such appraiser shall be borne equally by Lessor and Lessee. These agreed upon allocated assessed values shall remain in effect until changed by the Parties, with either Party having the right to request a review of the allocation on an annual basis. Additionally, if the Premises, Assets or Improvements are not separately assessed, Lessor and Lessee also shall jointly attempt to have the Assessor separately assess the Premises, Assets and Improvements in such a way as to clearly and separately identify the value of the Premises, Assets and Improvements.

9.3    Contesting Real Property Tax. Lessor and Lessee shall each have the right to contest or review, with due diligence and in good faith, the amount or validity of any Property Taxes associated with the Premises, Assets and Improvements, but only with the knowledge and consent of the other Party, it being the express intent of the Parties that they shall work together in cooperation with each other with any such contest or review. For Property Taxes that pertain to the years 2016 and beyond, Lessee shall have the right to contest or review, with due diligence and in good faith, the amount or validity of any Property Taxes associated with the Premises, Assets or Improvements by appropriate legal proceedings provided that if the contested Property Tax is not paid before the start of legal proceedings, then before instituting any proceedings Lessee shall furnish to Lessor a surety company bond, cash deposit or other security mutually agreed upon by Lessor and Lessee as reasonably satisfactory, as security for the payment of the Property Tax, in an amount sufficient to pay the Property Tax, that may be assessed against the Premises, Assets or Improvements in the legal proceedings. If the property valuation contested is jointly assessed, Lessee shall have a responsibility for surety bond only for that portion of valuation that constitutes the Premises, Assets or Improvements and in an amount determined by mutual consent of Lessor and Lessee. On termination of the legal proceedings or at any time when Lessor and Lessee shall reasonably deem the security to be insufficient for the purpose, Lessee shall, upon demand, deliver to Lessor additional security as is reasonably sufficient for the purpose, and upon failure of the Lessee to do so, the security originally deposited shall be applied to the payment, removal and discharge of the Property Tax and any interest, penalties, charges, and costs accruing in the legal proceedings and the balance, if any, shall be paid by Lessee. If the security shall be insufficient for this purpose, Lessee shall promptly pay over to Lessor an amount sufficient, together with the security originally deposited hereunder, to pay the same. In the event of any default by Lessee as defined in Article XI of this Lease, for failure to pay the Property Taxes, Lessor is authorized to use the security deposited under this Section 9.3 to apply on account of such default or to pay the Property Tax. The balance, if any, shall be paid to Lessee. Lessor agrees that it will, at Lessee’s sole cost and expense, cooperate with Lessee in connection with Lessee’s contesting or reviewing any Property Taxes pursuant to this Section 9.3, provided that Lessor shall not be subject to any liability arising out of any such cooperation, including any liability for the payment of any Property Taxes, costs or expenses.

9.4    Other Taxes. Lessee shall pay, prior to delinquency, any franchise taxes, excise taxes, business and occupation taxes, gross sales taxes, gross receipt taxes, occupational license taxes and similar taxes that are assessed or levied on Lessee’s use or operation of the Premises.

ARTICLE X
ASSIGNMENT

10.1    Assignment or Subletting. Neither this Lease nor the leasehold created hereby shall be assigned or transferred by either Party, nor shall Lessee enter into any sublease of the Premises by any third party without the prior written consent of Lessor, which consent may be withheld at Lessor’s sole discretion.

10.2    Assignment to an Affiliate or Sale to a Third Party. Notwithstanding Section 10.1,

(a) Lessor may assign or sell its rights under this Lease to an Affiliate without Lessee’s consent, provided (i) such Affiliate is bound by all of the terms and provisions of this Lease, including Lessee’s rights under Article III, (ii) any such assignment shall not relieve the Lessor from any of its obligations under this Lease incurred prior to the date of such assignment, and (iii) Lessor is still liable to Lessee in the event of a default by such Affiliate, its successors or permitted assigns, of any of the obligations to be performed by Lessee under this Lease.

(b) Subject to Lessee’s rights under Article III, Lessor may assign or sell its rights under this Lease to a third party purchaser of all or substantially all of its interest in the Refinery without Lessee’s consent, provided (i) such third party is bound by all of the terms and provisions of this Lease, including Lessee’s rights under Article III and (ii) any such assignment shall not relieve the Lessor from any of its obligations under this Lease incurred prior to the date of such assignment.

(c) Lessee may assign or transfer its rights and obligations hereunder to an Affiliate without Lessor’s consent provided (i) such Affiliate is bound by all of the terms and provisions of this Lease, including Lessor’s rights under Article III, (ii) any such assignment shall not relieve the Lessee from any of its obligations under this Lease incurred prior to the date of such assignment, and (iii) Lessee is still liable to Lessor in the event of a default by such Affiliate, its successors or permitted , of any of the obligations to be performed by Lessee under this Lease.

10.3     Covenants Running With The Land. Subject to Section 10.1 above, all of the limitations, covenants, conditions, restrictions, rights, duties, powers and obligations created or which arise by reason of this Lease shall constitute covenants which shall run with the property burdened and benefited, and shall be binding on all Persons having any right, title or interest in the property burdened or any part thereof, their heirs, successors and assigns. By acceptance of a deed of conveyance or any other instrument granting an interest in property benefited or burdened by the interests or estates granted herein, each grantee or transferee, including mortgagees taking title by foreclosure, consents to and agrees to be so bound.

ARTICLE XI
DEFAULT

11.1    Defaults. A Party shall be in default under this Lease upon the occurrence of any one or more of the following events:

(a)    The failure by such Party to make any payment of any amount required to be made by such Party hereunder, as and when due, where such failure shall continue for a period of thirty (30) days after receipt by such Party of written notice thereof from the other Party; or

(b)    The failure by such Party to observe or perform any other material covenants, conditions or provisions of this Lease to be observed or performed by such Party, where such failure shall continue for a period of thirty (30) days after receipt by such Party of written notice thereof from the other Party; provided, however, that if the nature of the failure is such that more than thirty (30) days are reasonably required for its cure, then such Party shall not be deemed to be in default if such Party commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion; or

(c)    If by order of a court of competent jurisdiction, a receiver or liquidator or trustee of a Party shall be appointed, and such receiver or liquidator or trustee shall not have been discharged within a period of sixty (60) days; or if by decree of such a court, a Party shall be adjudicated bankrupt or insolvent or any substantial part of the property of such Party shall have been sequestered, and such decree shall have continued undischarged and unstayed for a period of sixty (60) days after the entry thereof; or if a petition to declare bankruptcy or to reorganize a Party pursuant to any of the provisions of the federal bankruptcy laws or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, shall be filed against such Party and shall not be dismissed within sixty (60) days after such filing; or

(d)    If a Party shall file a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; or, without limitation of the generality of the foregoing, if a Party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the federal bankruptcy laws or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding; or if a Party shall make an assignment for the benefit of its creditors; or if a Party shall admit in writing its inability to pay its debts generally as they become due; or if a Party shall consent to the appointment of a receiver or receivers, or trustee or trustees, or liquidator or liquidators of it or of all or any part of its property; or

11.2    Remedies. In the event of any such default by a Party, the other Party may, upon the occurrence thereof and during the continuation of such default, exercise any right or remedy which the other Party may have under the laws of the State of Texas by reason of such default, but excluding any right to terminate or rescind this Lease or evict Lessee.

ARTICLE XII
CONDEMNATION

12.1    Condemnation in Whole. In the event of Condemnation of the entire Premises, this Lease shall terminate upon the final vesting of title in the condemning Person.

12.2    Condemnation in Part. If a portion of the Premises shall be taken in Condemnation, this Lease shall not automatically terminate but shall, at the option of Lessee, continue with respect to the portion of the Premises that was not so condemned or transferred, unless Lessee provides Lessor with written notice of its election to terminate this Lease within thirty (30) days after such Condemnation.

12.3    Application of Condemnation Proceedings. Any awards made in any Condemnation proceeding described herein shall be paid as follows:

(a)    Lessor shall be entitled to the award made for, or equitably attributable to, the value of its fee interest in the Premises and any personal property of the Lessor on the Premises;

(b)    Lessee shall be entitled to the award made for, or equitably attributable to, (i) the value of its leasehold estate in the Premises, (ii) the value of any Assets and Improvements and damages to any of Lessee’s other personal property on the Premises, and (iii) any other compensation or benefits paid as a consequence of the interruption of Lessee’s business or operations on the Premises; and

(c)    If all or any part of the Premises shall be condemned for a temporary use, Lessee shall be entitled to the award.

12.4    Notice of Condemnation. If either Party receives notice of any proposed Condemnation of the Premises, such Party shall promptly provide the other Party with notice of any impending proceeding related to such Condemnation and shall not, in the absence of the other Party, settle with the condemning Person or agree on just compensation for such Condemnation. Each Party shall have the right to make a claim against the condemning Person in any Condemnation proceeding for the amount of the actual provable damage suffered as a result of the Condemnation.

ARTICLE XIII
ENVIRONMENTAL

13.1    Release Reporting and Corrective Action.

(a)Lessee shall report any Release of a Hazardous Material from Lessee’s Operations onto the Premises in an amount equal to or greater than the Reportable Quantity for that substance to Lessor and, as required by Legal Requirements, to the appropriate government agency(ies) and/or authority(ies). Lessor shall report any Release of a Hazardous Material from its Operations onto the Premises in an amount equal to or greater than the Reportable Quantity for that substance to Lessee and, as required by Legal Requirements, to the appropriate government agency(ies) and/or authority(ies).

(b)    Lessee shall be responsible for prompt response to Releases of a Hazardous Material from Lessee’s Operations in accordance with Environmental Laws. Lessor shall be responsible for prompt response to Releases of a Hazardous Material from its Operations in accordance with Environmental Laws.

(c)    Lessee shall simultaneously provide to Lessor a copy of any information submitted to such governmental agency or authority. To the extent practicable, Lessee will also provide Lessor with drafts of such reports prior to submitting them to such governmental agency or authority. Lessor shall simultaneously provide to Lessee a copy of any information submitted to such governmental agency or authority in connection with a Release at or on the Refinery.

(d)    In the event a Release of Hazardous Material occurs from Lessee’s Operations that affects an area of the Premises or Refinery, Lessee will be responsible to remediate such affected areas to the degree required under Environmental Laws. In the event a Release of Hazardous Material occurs from Lessor’s Operations that affects an area of the Premises, Lessor will be responsible to remediate such affected area to the degree required under Environmental Laws.

(e)     Lessee shall immediately notify Lessor in the event that a governmental agency shall require additional response measures in response to a Release that occurs after the Effective Date.

13.2    Daily Operations. Lessee shall, at its sole cost and expense, comply with all Environmental Laws applicable to the Assets and the Improvements.

ARTICLE XIV
FORCE MAJEURE

14.1    Excused Performance. Each Party shall be excused from performance hereunder and shall not be considered to be in default or be liable in damages or otherwise with respect to any obligation hereunder, except the obligation to pay money in a timely manner for liabilities actually incurred, if and to the extent that its failure of, or delay in, performance is due to an occurrence of Force Majeure, provided that:

(a)    Such Party gives the other Party written notice describing the particulars of the occurrence causing the Force Majeure, including the expected duration, as soon as is reasonably practicable;

(b)    The suspension of performance is of no greater scope and of no longer duration than is reasonably required by the occurrence of the Force Majeure;

(c)    The Party affected by the occurrence of Force Majeure shall act diligently and use reasonable efforts to remedy or remove the same and to mitigate the effects thereof, provided that such Party shall not be required to settle any labor dispute on unfavorable terms;

(d)     No obligations of the Party which arose before the occurrence of Force Majeure causing the suspension of performance are excused as a result of the occurrence; and

(e)     When the affected Party is able to resume performance of its obligations under this Lease, such Party shall give the other Party written notice to that effect and shall promptly resume performance hereunder.

14.2    Burden of Proof. If the Parties are unable in good faith to agree there has been an occurrence of Force Majeure, the Party claiming Force Majeure shall have the burden of proof as to whether there was an occurrence of Force Majeure.

ARTICLE XV
NOTICES

15.1    Methods of Notice. Unless otherwise specifically provided to the contrary in this Lease, all notices, instructions, requests, correspondence or other communications permitted or required to be given under this Lease shall be in writing and shall be deemed to be effective upon delivery and receipt as follows: (a) upon delivery when being delivered by hand to an authorized representative of the Party to whom directed; (b) upon delivery when delivered by United States certified mail, postage prepaid, return receipt requested, to the address of the receiving Party set forth below; (c) upon delivery when delivered by overnight delivery service, charges prepaid.

15.2    Notice Addresses.

(a)	If to Lessee, to:

Phillips 66 Sweeny Frac LLC
3010 Briarpark Drive
Houston, TX 77042

Attn: President
Copy to General Counsel

(b)    If to Lessor, to:

Phillips 66 Company
3010 Briarpark Drive
Houston, TX 77042
Attn: President

15.3    Change of Address. Each Party may change its address at any time by giving written to the other Party in accordance with this Article XV.

ARTICLE XVI
GENERAL PROVISIONS

16.1    Estoppel Certificate. Lessor and Lessee each agree that from time to time, upon not less than fifteen (15) days’ prior written notice from the other Party, to execute, acknowledge and deliver to the other Party a statement in writing certifying and stating (a) that this Lease is unmodified and in full force and effect, or if there have been modifications, that the Lease is in full force and effect as modified and stating such modifications, (b) the dates to which the rent and additional rent have been paid and the current amount of the rent and additional rent, (c) whether or not, to the best knowledge of the signer, the other Party is in default in keeping, observing or performing any term, covenant, or condition contained in this Lease and, if in default, specifying each such default, (d) whether the signing party currently has any claim against the other Party under this Lease and, if so, the nature and the dollar amount, if any, of such claim, (e) whether there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of the signing party to be performed, and, if so, specifying the same, and (f) such further information with respect to this Lease as the other Party may reasonably request, it being intended that any statement delivered pursuant to this Section 16.1 shall be binding on the signing Party and may be relied upon by the other Party, any prospective purchaser of the Premises or any prospective mortgagee.

16.2    Severability. Every provision of this Lease is severable. If any term or provision hereof is held to be illegal, invalid or unenforceable for any reason by any duly constituted court, agency or tribunal, the legality, validity, or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.3    Captions. The table of contents, section headings and other captions contained in this Lease are for reference purposes only and do not interpret, define or limit the scope, extent or intent of this Lease or any provision hereof.

16.4    Amendments. No change, amendment or modification of this Lease shall be valid or binding upon the Parties unless such change, amendment or modification shall be in writing and duly executed by both Parties.

16.5    Waivers. Any failure of either Party to enforce any of the provisions of this Lease or to require compliance with any of its terms at any time during the Term of this Lease, shall in no way affect the validity of this Lease, or any part hereof, and shall not be deemed a waiver of any of the rights of such Party thereafter to enforce any and each such provision or of any subsequent breach by the other Party of the same or any other provision. Each Party’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of such Party’s consent to or approval of any subsequent act by the other Party. The acceptance of rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of such rent. Any consent or approval given pursuant to this Lease shall be limited to its express terms and shall not otherwise increase the obligations of the Party giving such consent or approval or otherwise reduce the obligations of the Party receiving such consent or approval.

16.6    Recording. 1Contemporaneously with the execution of this Lease, Lessor and Lessee shall execute, acknowledge and record in the Official Records of Brazoria County, Texas, a Memorandum of Lease With Option to Purchase in the form of Exhibit C attached hereto and incorporated herein. Upon termination of this Lease, Lessee agrees to execute a memorandum acknowledging such termination. All recording costs shall be borne by Lessee.

16.7    Holding Over. This Section 16.7 is made expressly subject to Lessee’s rights set forth in this Lease to remove its Assets and Improvements from the Premises, to restore the surface of the Premises and to perform any required environmental remediation under this Lease upon the termination or expiration of this Lease, and the exercise of such rights provided for under this Lease shall not be deemed to constitute a holdover under this Section 16.7. If Lessee remains in possession of the Premises or any part thereof after the expiration of the Term or the termination of this Lease without the express written consent of Lessor, which consent can be withheld by Lessor in its sole discretion, such occupancy shall be a tenancy from month to month at a rental rate to be determined at the time of said expiration or termination based on actual fair market value per month plus additional rent and all other charges payable hereunder, and upon all the terms hereof applicable to the month to month tenancy.

16.8    Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

16.9    Binding Effect; Choice of Law. This Lease shall bind and inure to the benefit of the parties, their successors and assigns. This Lease shall be governed by, construed and enforced in accordance with the laws of the State of Texas, including with respect to matters of construction, validity and performance, without giving effect to any choice of law rules that may direct the application of the laws of another jurisdiction.

16.10    Subordination. This Lease shall be superior in interest to any ground lease, mortgage, deed of trust, or any other hypothecation for security now or hereafter placed upon the real property of which the Premises are a part and to any and all advances made on the security thereof and to all renewals, modifications, consolidation, replacements and extensions thereof.

16.11    Signs and Fences. Lessee shall be permitted to place any sign upon the Premises and/or erect a fence around all or any portion of the Premises without Lessor’s prior written consent, provided that any such sign or fence shall comply with all Legal Requirements. Lessee shall be permitted to place a sign or signs upon the Refinery only with the Lessor’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

16.12    No Broker. Lessor and Lessee each warrant and represent to the other that no broker was involved in the negotiation and/or consummation of this Lease. Lessor and Lessee each agrees to indemnify, defend and hold the other harmless from and against any claims, liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising out of or connected with a breach of the foregoing warranty and representation.

16.13    Records and Audit. Lessor shall maintain a true and correct set of records pertaining to any bills, statements or invoices sent to Lessee under this Lease and all transactions related thereto. Lessor further agrees to retain all such records for a period of not less than five (5) years after the date of such bill, statement or invoice. Any representative or representatives authorized by Lessee may audit, at its own cost and during reasonable business hours, any and all such records at any time or times during the Term of this Lease and during the five (5) year period following its termination or expiration. The foregoing obligations in this Section 16.13 shall survive the termination or expiration of this Lease.

16.14    Counterparts. This Lease may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by both Parties.

16.15    Confidentiality. During the Term of this Lease, it may become necessary or desirable, from time to time, for either Party to provide or disclose to the other Party non-public information that is either confidential or proprietary. The disclosing Party may orally request such information to be kept confidential if such information is not in a written format, and in such case shall identify and confirm such confidential information in writing to the other Party no later than fifteen (15) days after such disclosure. If the confidential or proprietary information is in a written format, the disclosing Party shall label such information as either confidential or proprietary. The other Party shall not reproduce, copy, use or disclose (except when required by Legal Requirements) any such information in whole or in part to a third party for any purpose without the consent of the disclosing Party. The other Party shall restrict the internal disclosure of any such confidential or proprietary information to only those employees, officers and directors who have a "need to know" such information, and shall restrict those individuals from disclosing, using or permitting the disclosure of such information. In the event the other Party is required by Legal Requirements to disclose any such confidential or proprietary information, the other Party shall cooperate with the disclosing Party to minimize the amount of such information furnished. At the specific request of the disclosing Party, the other Party shall endeavor to secure the agreement of the receiving Person to maintain specified portions of such information in confidence. In the case of any disclosure of any such confidential or proprietary information, whether or not such disclosure is permitted by this Section 16.15, the other Party shall promptly give written notice thereof to the disclosing Party.

16.16    Further Assurances. Each Party agrees to take or cause to be taken such further actions to execute, deliver and file all further documents and instruments, and to take any further action that may be reasonably necessary or requested in order to fully effectuate the purposes, terms, conditions and intent of this Lease.

16.17    Survival. Notwithstanding any provision of this Lease to the contrary, the expiration or other termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such expiration or termination, whether or not specifically stated herein, including any indemnities, payment obligations, confidentiality, and audit rights.

IN WITNESS WHEREOF, this Lease has been signed on behalf of each of the Parties hereto on the date or dates shown below.

LESSOR:
PHILLIPS 66 COMPANY
a Delaware corporation

By: /s/ Robert A. Herman

Name: Robert A. Herman
Title: Executive Vice President, Midstream

LESSEE:
PHILLIPS 66 SWEENY FRAC LLC
a Delaware limited liability company

By: /s/ Robert A. Herman

Name: Robert A. Herman
Title: President

EXHIBIT A TO THE LEASE

LEGAL DESCRIPTION OF THE LEASED PROPERTYEXHIBIT A - LEGAL DESCRIPTION OF THE LEASED PROPERTY

A 12.07 ACRE SITE, BEING LOCATED IN SECTION 35, JOSEPH H. POLLEY AND SAMUEL CHANCE SURVEY, ABSTRACT NO. 119, BRAZORIA COUNTY, TEXAS, BEING LOCATED IN A CALLED 58.73 ACRE TRACT OF LAND, PROPERTY ID RE051747/000, IN A DEED TO PHILLIPS 66 COMPANY, RECORDED IN Doc. #2012021275, OFFICIAL PUBLIC RECORDS, BRAZORIA COUNTY, TEXAS, (O.P.R.B.C.T.) AND BEING LOCATED IN A CALLED 37.63 ACRE TRACT OF LAND, PROPERTY ID RE052676/000, TRACT No. 4, IN A DEED TO PHILLIPS 66 COMPANY, RECORDED IN INSTRUMENT NO. 2014010509, (O.P.R.B.C.T.) AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS

BEGINNING (P.O.B.) AT A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR THE NORTH CORNER OF SAID 12.07 ACRE SITE, FROM WHICH A FROM WHICH A 4-INCH BY 4-INCH CONCRETE MONUMENT FOUND FOR AT THE INTERSECTION OF THE SOUTHEAST RIGHT-OF-WAY LINE OF COUNTY ROAD 371, A CALLED 75 FOOT RIGHT-OF-WAY AND THE SOUTHWEST RIGHT-OF-WAY LINE OF FARM TO MARKET ROAD 524 (A CALLED 100 FOOT WIDE RIGHT-OF-WAY) AND ALSO BEING THE NORTH CORNER OF A CALLED 58.73 ACRE TRACT OF LAND, PROPERTY ID RE051747/000, IN A DEED TO PHILLIPS 66 COMPANY, RECORDED IN DOCUMENT NO. 2012021275 (O.P.R.B.C.T.), BEARS NORTH 40°36'04" EAST, A DISTANCE OF 2,047.80 FEET;

THENCE SOUTH 48°11'59" EAST, A DISTANCE OF 491.81 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR THE EAST CORNER OF SAID 12.07 ACRE SITE;

THENCE SOUTH 41°25'44" WEST, A DISTANCE OF 186.29 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER ON THE SOUTH LINE OF SAID 12.07 ACRE SITE;

THENCE NORTH 48°40'44" WEST, A DISTANCE OF 93.63 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER ON THE SOUTH LINE OF SAID 12.07 ACRE SITE;

THENCE SOUTH 41°55'46" WEST, A DISTANCE OF 407.56 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER ON THE SOUTH LINE OF SAID 12.07 ACRE SITE;

THENCE SOUTH 47°59'14" EAST, A DISTANCE OF 97.19 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER ON THE SOUTH LINE OF SAID 12.07 ACRE SITE;

THENCE SOUTH 41°25'44" WEST, A DISTANCE OF 721.57 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR THE SOUTH CORNER OF SAID 12.07 ACRE SITE, FROM WHICH A 5/8-INCH IRON ROD WITH CAP FOUND FOR THE SOUTH CORNER OF A CALLED 35.72 ACRE TRACT OF LAND, PROPERTY ID RE051898/000, IN SAID DEED TO PHILLIPS 66 COMPANY, RECORDED IN Doc. #2012021275, O.P.R.B.C.T., SAID 5/8-INCH IRON

ROD ALSO BEING IN THE APPARENT WEST RIGHT-OF-WAY LINE OF OLD COUNTY ROAD No. 514 (AN APPARENT 75' WIDE RIGHT-OF-WAY) ;

THENCE NORTH 48°10'42" WEST, A DISTANCE OF 237.11 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR THE MOST SOUTHERLY WEST CORNER OF SAID 12.07 ACRE SITE;

THENCE NORTH 42°49'44" EAST, A DISTANCE OF 331.45 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER IN THE WEST LINE OF SAID 12.07 ACRE SITE;

THENCE NORTH 48°17'24" WEST, A DISTANCE OF 268.91 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN ITERIOR ELL CORNER IN THE WEST LINE OF SAID 12.07 ACRE SITE;

THENCE NORTH 41°47'03" EAST, A DISTANCE OF 985.48 FEET TO POINT OF BEGINNING (P.O.B) CONTAINING 12.07 ACRES OR 525,834 SQUARE FEET, MORE OR LESS

EXHIBIT A
ATTACHMENT A-1

PLAT OF THE PREMISES

EXHIBIT A

ATTACHMENT A-2
TAX PARCEL MAP

EXHIBIT B TO THE LEASE

PERMITTED ENCUMBRANCES

1.	The lien of taxes and assessments for the current year and subsequent years;

2.	Taxes or special assessments that are not shown as existing liens by the public records;

3.	Matters that would be shown by an accurate survey and inspection of the property; and

4.	All covenants, restrictions, conditions, easements, reservations, rights-of-way, and other matters of record, to the extent valid, subsisting and enforceable; and

5.	All covenants, restrictions, conditions, easements, reservations, and rights-of-way, records of which are in Grantee’s custody or control, to the extent valid, subsisting and enforceable.

EXHIBIT C TO THE LEASE

MEMORANDUM OF LEASE WITH OPTION TO PURCHASE

STATE OF TEXAS         §
§
COUNTY OF BRAZORIA     §
MEMORANDUM OF LEASE WITH OPTION TO PURCHASE

THIS MEMORANDUM OF LEASE WITH OPTION TO PURCHASE (this "Memorandum of Lease") is effective as of the ________ day of __________, 2016, between Phillips 66 Company ("Lessor") and Phillips 66 Sweeny Frac LLC ("Lessee").
W1TNESETH:

1.
LEASE. Upon and subject to the covenants, conditions, agreements and limitations set forth in that certain unrecorded written lease (the "Lease") of even date herewith between Lessor and Lessee, Lessor hereby leases and demises to Lessee and Lessee hereby leases and takes from Lessor the leased Premises in Brazoria County, Texas, described in Exhibit A attached hereto and hereby made a part hereof, for a term of forty (40) years with three (3) renewal options of ten (10) years each, unless terminated earlier pursuant to the terms of the Lease.

2.OPTION TO PURCHASE THE LEASED PROPERTY. Reference is particularly made to Article 3 of the Lease whereby Lessor grants to Lessee an option to purchase the Premises for the price and on and subject to the provisions and conditions more particularly specified in the Lease.
3.INCORPORATION OF LEASE. The Lease is, by this reference, incorporated in and made part of this Memorandum as if fully set forth herein. This Memorandum of Lease is recorded in the Official Records of Brazoria County, Texas solely for the purpose of providing public notice of the Lease, and does not alter, modify, amend or change in any way the Lease. The Lease shall determine and govern the rights and duties of Lessor and Lessee with respect to the Premises.

4.
COUNTERPARTS. This Memorandum of Lease may be executed in any number of counterparts or with counterpart signature pages, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Memorandum of Lease as of the date first written above.

LESSOR:                         LESSEE:
PHILLIPS 66 COMPANY                PHILLIPS 66 SWEENY FRAC LLC
a Delaware corporation                    a Delaware limited liability company

By: Exhibit Copy, Not for Execution            By: Exhibit Copy, Not for Execution

Name: ___________________________        Name: ___________________________
Title: ___________________________            Title: ____________________________
STATE OF ________________ §
§

COUNTY OF ______________ §

Before me, the Before me, the undersigned, a Notary Public in and for said County and State, on this _________ day of _________, 2016, personally appeared __________________________, to me known to be the identical person whose name is subscribed to the foregoing instrument as the ________________ of ___________________________, and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of ________________________, for the uses and purposes therein set forth.

Given under my hand and seal of office the day and year last above written.

_____________________________________________
Notary Public

My Commission Expires:
_________________________

STATE OF ________________ §
§
COUNTY OF ______________ §

Before me, the Before me, the undersigned, a Notary Public in and for said County and State, on this _________ day of _________, 2016, personally appeared __________________________, to me known to be the identical person whose name is subscribed to the foregoing instrument as the ________________ of ___________________________, and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of ________________________, for the uses and purposes therein set forth.

Given under my hand and seal of office the day and year last above written.

_____________________________________________
Notary Public

My Commission Expires:
_________________________

EXHIBIT A
TO MEMORANDUM OF LEASE WITH OPTION TO PURCHASE

LEGAL DESCRIPTION OF THE PREMISES

A 12.07 ACRE SITE, BEING LOCATED IN SECTION 35, JOSEPH H. POLLEY AND SAMUEL CHANCE SURVEY, ABSTRACT NO. 119, BRAZORIA COUNTY, TEXAS, BEING LOCATED IN A CALLED 58.73 ACRE TRACT OF LAND, PROPERTY ID RE051747/000, IN A DEED TO PHILLIPS 66 COMPANY, RECORDED IN Doc. #2012021275, OFFICIAL PUBLIC RECORDS, BRAZORIA COUNTY, TEXAS, (O.P.R.B.C.T.) AND BEING LOCATED IN A CALLED 37.63 ACRE TRACT OF LAND, PROPERTY ID RE052676/000, TRACT No. 4, IN A DEED TO PHILLIPS 66 COMPANY, RECORDED IN INSTRUMENT NO. 2014010509, (O.P.R.B.C.T.) AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS

BEGINNING (P.O.B.) AT A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR THE NORTH CORNER OF SAID 12.07 ACRE SITE, FROM WHICH A FROM WHICH A 4-INCH BY 4-INCH CONCRETE MONUMENT FOUND FOR AT THE INTERSECTION OF THE SOUTHEAST RIGHT-OF-WAY LINE OF COUNTY ROAD 371, A CALLED 75 FOOT RIGHT-OF-WAY AND THE SOUTHWEST RIGHT-OF-WAY LINE OF FARM TO MARKET ROAD 524 (A CALLED 100 FOOT WIDE RIGHT-OF-WAY) AND ALSO BEING THE NORTH CORNER OF A CALLED 58.73 ACRE TRACT OF LAND, PROPERTY ID RE051747/000, IN A DEED TO PHILLIPS 66 COMPANY, RECORDED IN DOCUMENT NO. 2012021275 (O.P.R.B.C.T.), BEARS NORTH 40°36'04" EAST, A DISTANCE OF 2,047.80 FEET;

THENCE SOUTH 48°11'59" EAST, A DISTANCE OF 491.81 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR THE EAST CORNER OF SAID 12.07 ACRE SITE;

THENCE SOUTH 41°25'44" WEST, A DISTANCE OF 186.29 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER ON THE SOUTH LINE OF SAID 12.07 ACRE SITE;

THENCE NORTH 48°40'44" WEST, A DISTANCE OF 93.63 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER ON THE SOUTH LINE OF SAID 12.07 ACRE SITE;

THENCE SOUTH 41°55'46" WEST, A DISTANCE OF 407.56 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER ON THE SOUTH LINE OF SAID 12.07 ACRE SITE;

THENCE SOUTH 47°59'14" EAST, A DISTANCE OF 97.19 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER ON THE SOUTH LINE OF SAID 12.07 ACRE SITE;

THENCE SOUTH 41°25'44" WEST, A DISTANCE OF 721.57 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR THE SOUTH CORNER OF SAID 12.07 ACRE SITE, FROM WHICH A 5/8-INCH IRON ROD WITH CAP FOUND FOR THE SOUTH CORNER OF A CALLED 35.72 ACRE TRACT OF LAND, PROPERTY ID RE051898/000, IN SAID DEED TO PHILLIPS 66 COMPANY, RECORDED IN Doc. #2012021275, O.P.R.B.C.T., SAID 5/8-INCH IRON

ROD ALSO BEING IN THE APPARENT WEST RIGHT-OF-WAY LINE OF OLD COUNTY ROAD No. 514 (AN APPARENT 75' WIDE RIGHT-OF-WAY) ;

THENCE NORTH 48°10'42" WEST, A DISTANCE OF 237.11 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR THE MOST SOUTHERLY WEST CORNER OF SAID 12.07 ACRE SITE;

THENCE NORTH 42°49'44" EAST, A DISTANCE OF 331.45 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN INTERIOR ELL CORNER IN THE WEST LINE OF SAID 12.07 ACRE SITE;

THENCE NORTH 48°17'24" WEST, A DISTANCE OF 268.91 FEET TO A 1/2-INCH IRON ROD WITH CAP STAMPED “TOPOGRAPHIC” SET FOR AN ITERIOR ELL CORNER IN THE WEST LINE OF SAID 12.07 ACRE SITE;

THENCE NORTH 41°47'03" EAST, A DISTANCE OF 985.48 FEET TO POINT OF BEGINNING (P.O.B) CONTAINING 12.07 ACRES OR 525,834 SQUARE FEET, MORE OR LESS